EXHIBIT 99.4

INCENTIVE STOCK OPTION AGREEMENT

UNDER THE OPTONICS, INC.
2001 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

Number of Option Shares:

Option Exercise Price per Share:	$0.22

Grant Date:

Vesting Start Date:	January 1 2003

Monthly Vesting Percentage:	2.0833%

Pursuant to the Optonics, Inc. 2001 Stock Option and Incentive Plan (the “Plan”), Optonics, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the date ten (10) years after the Grant Date specified above (the “Expiration Date”) all or part of the number of shares of Common Stock (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan.

1.    Vesting Schedule.

(a)  No portion of this Stock Option may be exercised, except as provided in Section 8, until such portion shall have vested. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the vesting schedule hereunder, this Stock Option shall be vested and exercisable with respect to the following number of Option Shares on the dates indicated:

(i)	On the date that is one year after the Vesting Start Date specified above, 25% of the Number of Option Shares.

(ii)
On the first day of each calendar month following the date referred to in clause (i) above, an additional number of Option Shares (the “Monthly Vesting Amount”) equal to (x) the Number of Option Shares set forth above multiplied by (y) the Monthly Vesting Percentage set forth above shall become vested and exercisable, in addition to the number of Option Shares theretofore vested under Section 1(a) or this Section 1(b), provided that the number of Option Shares that are vested and exercisable shall not at any time exceed the Number of Option Shares.

(iii)
Notwithstanding the foregoing, in the event that the date referred to in clause (i) above is earlier than the Grant Date, a number of Option Shares equal to the number that would have vested under clause (ii) above between such date and the Grant Date shall be vested and exercisable on the Grant Date, and the remainder shall vest thereafter in accordance with clause (ii) above.

Once vested, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2.    Manner of Exercise.

(a)  The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the vested Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that have been beneficially owned by the Optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the Optionee chooses to pay the purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above. Payment instruments will be received subject to collection.

The delivery of certificates representing the Option Shares will be contingent upon the Company’s receipt from the Optionee of full payment for the Option Shares, as set forth above and in any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

(b)  Certificates for shares of Stock purchased upon exercise of this Stock Option shall be issued and delivered to the Optionee upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the shares to the Optionee, and the Optionee’s name shall have been entered as the Optionee of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)  The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d)  Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.    Termination of Employment or Participation.    If the Optionee’s employment by or participation with the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Option may be subject to earlier termination as set forth below. For all purposes of this Agreement, “participation” shall mean the performance of advisory, consulting or other services for the Company or a Subsidiary by an individual who is not an employee of the Company or a Subsidiary, as defined in a participation agreement between such individual and the Company or a Subsidiary.

(a)  Termination Due to Death.    If the Optionee’s employment or participation terminates by reason of death, any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination, by the Optionee’s legal representative or legatee for a period of six months from the date of death or until the Expiration Date, if earlier.

(b)  Termination Due to Disability.    If the Optionee’s employment or participation terminates by reason of disability (as determined by the Administrator), any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination, by the Optionee for a period of six months from the date of termination or until the Expiration Date, if earlier. The death of the Optionee during the six-month period provided in this Section 3(b) shall extend such period for another six months from the date of death or until the Expiration Date, if earlier.

(c)  Termination for Cause.    If the Optionee’s employment or participation terminates for Cause, any Option held by the Optionee shall terminate immediately and be of no further force and effect.

(d)  Other Termination.    If the Optionee’s employment or participation terminates for any reason other than death, disability or Cause, and unless otherwise determined by the Administrator, any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any Option that is not exercisable at such time shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s employment or participation shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4.    Incorporation of Plan.    Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.    Transferability.    This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.    Tax Withholding.    The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Optionee may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.

7.    Restrictions on Transfer.    Upon exercise of this Stock Option in whole or in part, the Option Shares purchased upon such exercise (the “Shares”) shall be subject to the following restrictions on transfer:

(a)  Restriction.    Optionee may not sell, assign, transfer, pledge, hypothecate, give away or in any other manner dispose of or encumber, whether voluntarily or by operation of law, any Shares or interests therein (collectively, a “Transfer”) unless (i) such Transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Act), (ii) such Transfer is in accordance with the terms and conditions of one or more provisions of Section 7(b), and (iii) such Transfer is not prohibited by one or more provisions of Section 7(c). Any attempted Transfer of Shares not in accordance with the terms and conditions of this Section 7(a) shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Shares as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer (including for dividend, voting and tax purposes), and shall not in any way give effect to any such Transfer.

(b)  Permitted Transfers.    Subject to the provisions of Section 7(c), Shares may be Transferred pursuant to the specific terms and conditions set forth in either paragraph (i) or (i) of this Section 7(b):

(i)  Right of First Refusal.    Optionee may sell Shares to a third party in a bona fide transaction for fair value payable in cash or the equivalent currently or in future installments, provided that Optionee extends to the Company a right of first refusal with respect to such sale in accordance with the following provisions. Optionee shall first give written notice of such proposed sale to the Company, identifying the proposed purchaser, the number of Shares to be sold, and the purchase price and terms of the proposed sale. The Company shall have the right, exercisable by written notice to Optionee within 30 days after receipt of Optionee’s notice, to purchase all, but not less than all, of the Shares referred to in Optionee’s notice, at the price and on the terms set forth in said notice. The Company shall designate in such notice a date, time and place for the closing of the repurchase (the “Closing”), which shall be not more than 60 days after the date of the Company’s notice, unless otherwise agreed by the parties. The

Company may assign its rights hereunder with respect to a particular transfer by written notice to the selling Optionee at or prior to the Closing. The Closing shall take place at the offices of the Company or of its counsel, unless otherwise agreed by the parties. At the Closing, the Company or its assignee (the “Purchaser”) shall purchase from Optionee the Shares referenced in Optionee’s notice, at the price and on the terms set forth therein, and Optionee shall sell such Shares to the Purchaser by delivery of the certificate or certificates representing such Shares, duly endorsed for transfer, free and clear of any liens, pledges or encumbrances. If the Company does not exercise its purchase right within 30 days after Optionee’s notice to the Company, Optionee may complete the sale of Shares to the proposed purchaser at the price and on the terms specified in Optionee’s notice to the Company at any time within 60 days after the expiration of said 30-day period. No sale may be made to a different purchaser, at a different price, on different terms or after the expiration of said 60-day period without renewed compliance with this Section 7(b)(i). Any Shares purchased in accordance with the provisions of this Section 7(b)(i) shall thereafter remain subject to the prohibitions of Section 7(c), but shall no longer be subject to any of the other terms of this Agreement.

(ii)  Transfer to Related Person.    Optionee may transfer Shares: (A) to Optionee’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren or grandchildren or any trust for the exclusive benefit of any of them; or (B) upon Optionee’s death to Optionee’s estate, executors, administrators and personal representatives and then to Optionee’s heirs, legatees or distributees; provided that Optionee or Optionee’s executors, administrators and personal representatives shall give the Company prompt notice of any such transfer, and any Shares transferred under this Section 7(b)(ii) shall remain subject to the provisions of this Agreement. Any transferee of Shares under this Section 7(b)(ii) shall become a party to this Agreement by executing a counterpart hereof, and shall be bound by the provisions of this Agreement whether or not such transferee does so.

(c)  Prohibited Transfers.    Notwithstanding any other provisions of this Agreement, Optionee may not Transfer Shares under any the circumstances to any person who is engaged in substantial competition with the Company, whether directly or indirectly, either as principal, director, officer, employee, consultant, or holder of more than 2% of the outstanding voting stock of a competitive entity; such restriction shall apply whether or not such Transfer is otherwise permitted under Section 7(b).

(d)  Legend.    Any certificate (s) representing the Shares shall carry the following legends:

“The transferability of this Certificate and of the shares of stock represented hereby are subject to the restrictions, terms and conditions contained in a certain Stock Option Agreement dated [DATE] between the Company and the holder of this Certificate, a copy of which will be provided to the holder of this Certificate without charge upon request.”

(e)  Termination of Restrictions.    The restrictions set forth in this Section 7 shall terminate on the earliest to occur of (i) the closing of the Company’s first underwritten public offering of its securities or (ii) immediately prior to the closing or effective date of any consolidation or merger of the Company with any other person (other than a consolidation or merger in which the stockholders of the Company immediately prior thereto receive, with respect to their shares of stock in the Company, securities representing at least 80% of the voting power in the continuing corporation or entity), or any sale or transfer of all or substantially all of the Company’s assets.

8.    Purchase of Unvested Option Shares.    Notwithstanding the provisions of Section 1, the Optionee may exercise this Stock Option at any time prior to its termination with respect to a portion hereof that has not yet become vested and exercisable under Section 1, subject to and in accordance with the following provisions of this Section 8.

(a)  To the extent that this Stock Option is exercised for a number of Option Shares that exceeds the number of Option Shares as to which this Stock Option is then vested and exercisable under Section 1, the excess shall be referred to herein as “Unvested Shares” until they shall become vested pursuant to Section 8(c). All Option Shares acquired upon exercise of this Stock Option that are not Unvested Shares, together with all Option Shares that have become vested pursuant to Section 8(c), shall be referred to herein as “Vested Shares.”

(b)  The exercise of this Stock Option with respect to such Unvested Shares shall be in accordance with the provisions of Section 2, provided that payment of the purchase price must be in cash or its equivalent, and not by any other means otherwise permissible under Section 2.

(c)  At any time that the Optionee holds Unvested Shares, the vesting schedule set forth in Section 1 shall apply with respect to such Unvested Shares, so that at any time that this Stock Option would become vested and exercisable with respect to a number of Option Shares under Section 1, a corresponding number of Unvested Shares shall instead become Vested Shares, until the Optionee shall hold no Unvested Shares. In the event that the Optionee shall at any time hold both Unvested Shares and unexercised stock options that have not yet become vested and exercisable (“Unvested Options”), vesting shall be applied first to such Unvested Shares until the Optionee shall hold no Unvested Shares, and then to any Unvested Options still held by the Optionee.

(d)  Optionee may not Transfer any Unvested Shares until such Unvested Shares become Vested Shares, except in the circumstances set forth in clause (B) of Section 7(b)(ii).

(e)  Any Unvested Shares held by Optionee shall in addition be subject to (i) all restrictions set forth in Section 7, as modified by Section 8(d), (ii) repurchase at the Option of the Company as provided in Section 9, including without limitation repurchase at the Exercise Price per Share in the circumstances set forth in Section 9(a), and (iii) the provisions of Section 10.

9.    Repurchase at the Option of the Company.    he Company shall have the right to purchase all or any part of the Shares held by Optionee or any transferee of Optionee under Section 7(b)(ii) (a “Subject Transferee”) in the circumstances set forth in this Section 9. Said right is referred to herein as the “Repurchase Option.” The Repurchase Option is exercisable by the Company in its sole discretion, and nothing herein shall be interpreted as requiring the Company to repurchase Shares under any circumstances. If Optionee or any Subject Transferee fails to deliver Shares for purchase upon exercise of the Repurchase Option, the Company shall refuse to recognize Optionee or such Subject Transferee as holder of such Shares for any purpose, including without limitation dividend and voting rights.

(a)   Circumstances Giving Rise to Repurchase Option.     The Repurchase Option shall be effective and exercisable with respect to Optionee in accordance with the provisions of paragraphs (b) and (c) of this Section 9 in any of the circumstances set forth below:

(i)   The Repurchase Option shall be exercisable only with respect to any Unvested Shares held by Optionee upon the termination of the relationship of the Optionee with the Company for any reason, whether voluntary or involuntary, provided that for this purpose employment with a Subsidiary (as defined in the Plan) shall be deemed to be employment with the Company (for this purpose, the “relationship” of the Optionee with the Company will continue for so long as the Optionee is an employee, consultant or director of the Company, and the Repurchase Option shall arise at such time as the Optionee ceases to be an employee, consultant or director);

(ii)   The Repurchase Option shall be exercisable only with respect to any Unvested Shares held by Optionee upon the death of Optionee, in which case the executors or administrators of Optionee shall give the Company written notice of such event within 90 days after the date of death; or

(iii)   The Repurchase Option shall be exercisable with respect to any and all Shares held by Optionee if Optionee (A) files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver, or makes an assignment for the benefit of creditors; or (B) is subjected involuntarily to such a petition or assignment, or to an attachment or other legal or equitable interest with respect to his or her Shares, and such involuntary petition, assignment or attachment is not discharged within 30 days; or (C) is subject to a transfer of his Shares to a guardian or legal representative, or other transfer by operation of law, including any such transfer in connection with any termination of the marital relationship of Optionee.

(b)   Exercise of Repurchase Option.     The Company may exercise the Repurchase Option by written notice to Optionee, and/or any Subject Transferee of Optionee, within 60 days after (i) the occurrence of an event referred to in Section 9(a)(i), (ii) the date the Company receives written notice of death from Optionee’s executors or administrators, (iii) the date the Company receives actual notice of an event described in Section 9(a)(iii) or (iv) the date of death or the entry of final judgment referred to in Section 10. The Company shall designate in such notice a date, time and place for the closing of the repurchase (the “Closing”), which shall be not more than 60 days after the date of the Company’s notice, unless otherwise agreed by the parties. The Closing shall take place at the offices of the Company or of its counsel, unless otherwise agreed by the parties. At the Closing, the Company or its assignee (the “Purchaser”) shall purchase, and the selling Optionee or Subject Transferee (the “Seller”) shall sell to the Purchaser, the Unvested Shares as to which the Repurchase Option has been exercised (the

“Purchased Shares”) at the price and on the terms set forth in paragraph (c) of this Section 9. If the Repurchase Option is not exercised, the Unvested Shares subject thereto shall remain subject to all provisions of this Agreement, and if the holder of such Unvested Shares is not already a party to this Agreement such holder shall become a party to this Agreement by executing a counterpart hereof, and shall be bound by the provisions of this Agreement whether or not such transferee does so.

(c)  Purchase Price and Terms of Sale.    The purchase price per Share for any Purchased Shares purchased under this Section 9 shall be (i) in the case of a purchase of Unvested Shares, the Option Exercise Price per Share originally paid to the Company for such Purchased Shares (subject to appropriate adjustment in the event of any intervening stock split, stock dividend or similar transaction) or (ii) in the case of a purchase of Vested Shares, the Fair Market Value of such Purchased Shares, as determined under Section 9(d). At the Closing, (A) the Company or its assignee (the “Purchaser”) shall pay to the Seller the aggregate purchase price for the Purchased Shares by certified or bank check, provided that in the event of a repurchase by the Company (but not by an assignee), the purchase price may be paid in installments, with the first installment of not less than 25% of the aggregate purchase price to be paid by certified or bank check at the Closing and the balance to be represented by a Promissory Note payable in equal annual installments over not more than three years with interest at a rate equal to the rate of interest prevailing on the Company’s working capital borrowings from its principal bank lender or, in the absence of such working capital borrowings, one percent per annum over the prime or base rate then prevailing at the Company’s principal bank of account, such Promissory Note to be secured by a pledge of the Purchased Shares; and (B) the Seller shall deliver to the Purchaser the certificate or certificates representing the Purchased Shares, duly endorsed for transfer, free and clear of any liens, pledges or encumbrances.

(d)  Valuation.    For purposes of Section 9(c), the “Fair Market Value” of Purchased Shares is intended to be the pro rata portion represented by such Purchased Shares with respect to the value of the Company as a going concern, without application of any premium for control or any discount for lack of control or lack of liquidity, and shall be determined as follows: If Purchaser and Seller have executed a written instrument, at any time within one year prior to the Closing of the repurchase, referencing this Agreement and setting forth an agreed Fair Market Value per Share, such amount (subject to appropriate adjustment in the event of any intervening stock split, stock dividend or similar transaction) shall be the Fair Market Value per Share for purposes of this Agreement unless either the Purchaser or the Seller shall establish by clear and convincing evidence that there has occurred a material transaction or event since the date of such instrument which causes the Fair Market Value per Share to be materially different from that set forth in such instrument. In any other case, the Purchaser and the Seller shall seek to reach agreement as to the Fair Market Value of the Purchased Shares. In the absence of such agreement, such Fair Market Value shall be determined by arbitration under the Commercial Arbitration Rules of the American Arbitration Association in Boston, Massachusetts before a single arbitrator selected by mutual agreement of the parties or, if the parties do not agree, by designation of the American Arbitration Association. The expenses of the arbitration shall be divided equally between the Purchaser and the Seller. The results of any such arbitration shall be final and binding on the parties.

(e)  Termination of Restrictions.    The restrictions set forth in this Section 9 shall terminate with respect to all Vested Shares on the earliest to occur of (i) the closing of the Company’s first underwritten public offering of its securities or (ii) immediately prior to the closing or effective date of any consolidation or merger of the Company with any other person (other than a consolidation or merger in which the stockholders of the Company immediately prior thereto receive, with respect to their shares of stock in the Company, securities representing at least 80% of the voting power in the continuing corporation or entity), or any sale or transfer of all or substantially all of the Company’s assets. The restrictions set forth in this Section 9 shall remain in effect with respect to any and all Unvested Shares notwithstanding the occurrence of any of the events referred to in the foregoing clauses (i) or (ii), until such Unvested Shares shall have become Vested Shares and such restrictions shall have terminated with respect to all Vested Shares.

10.    Transfer Due to Termination of Marital Relationship.    In the event that the marital relationship of the Optionee is terminated by divorce or by the death of the spouse of such party, and the Optionee does not succeed by will, inheritance, court order or operation of law to the interest of the Optionee’s spouse in the Shares owned by the Optionee, then the Optionee shall have the sole option, for 90 days after the date of death or the entry of a final judgment of divorce, to purchase all such interest in such Shares, however arising, including without limitation, in the case of divorce, an interest arising from community property rights or from a property division or other transfer mandated by a court of competent jurisdiction, and the Optionee’s ex-spouse (or, in the case of a spouse’s death, the legal representatives of the deceased spouse’s estate) (the “Subject Party”) shall be obligated to sell such interest to such party at a price per Share equal to the Fair Market Value of the Shares. If the Optionee does not exercise his or her right to purchase all of such interest within such 90-day period, then the transfer of such Shares shall be subject to the Repurchase Option of the Company as set forth in Section 9 herein. It shall be the obligation of the Subject Party to notify the Company of its Repurchase Option with respect to the Shares subject to this Section 10 within ten days after the expiration of the 90 day period of the Optionee’s right to repurchase such Shares.

11.    Miscellaneous.

(a)  Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Optionee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)  This Stock Option does not confer upon the Optionee any rights with respect to continuance of employment by the Company or any Subsidiary.

(c)  Pursuant to Section 13 of the Plan, the Administrator may at any time amend or cancel any outstanding portion of this Stock Option, but no such action may be taken which adversely affects the Optionee’s rights under this Agreement without the Optionee’s consent.

(d)  By his or her acceptance of this Stock Option, the Optionee acknowledges and agrees that, except as may be expressly provided in a written agreement executed by an authorized officer of the Company, the Optionee’s employment or participation with the

Company is at the will of the Company; that his or her employment is subject to termination by the Company at any time for any reason or for no reason; and that the Optionee has no right to claim or receive damages in connection with any such termination or any termination of this Stock Option and of vesting hereunder as a result of any such termination of employment or participation or for any other reason.

[Remainder of Page Intentionally Left Blank]

EXECUTED on behalf of the Company as of the date first set forth above.

OPTONICS, INC.

By:
Israel Niv Title: CEO

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Optionee’s Signature Date: Optionee’s name and address:

Name:

Address:

SPOUSE’S CONSENT

I acknowledge that I have read the foregoing Incentive Stock Option Agreement and understand the contents thereof, including without limitation Section 10 hereof regarding Transfer Due to Termination of Marital Relationship.

Spouse’s name:

Optionee initial here if unmarried:

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